EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Arctic Cat Inc.:

We have issued our reports dated June 11, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness over financial reporting of Arctic Cat Inc. and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment) included in the Annual Report on Form 10-K for the year ended March 31, 2007, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
August 28, 2007